SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                  Date of Event Requiring Report: April 5, 2004


                              ENERGY PRODUCERS, INC.
             (Exact name of registrant as specified in its charter)


              Nevada                  000-32507              88-0345961
      (State of Incorporation) (Commission File Number)    (IRS Employer
                                                         Identification No.)


                          Dennis R. Alexander, President
                              Energy Producers, Inc.
          7944 E. Beck Lane, Suite 140, Scottsdale, Arizona 85260-1774
          ------------------------------------------------------------
                    (Address of Principal Executive Offices)

                                 (480) 778-0488
                    ----------------------------------------
              (Registrant's telephone number, including area code)




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Item 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

      Pursuant to instructions from NASDAQ regarding the Registrant's ("EGPI") share exchange with IGHI (one restricted EGPI share issued for every share held of International Group Holdings, Inc. ("IGHI"), the Registrant is taking the following actions. The Registrant is willing to cover any short positions, if any, in valid (1) new EGPI shareholder accounts affecting their valid IGHI share positions reflected on January 29, 2004 as a result of corrective actions taken effective April 5, 2004, as further noted on the NASDAQ Other-OTC Daily List.

(1) For the purposes of this information statement, new EGPI shareholder accounts indicate IGHI shareholders of record as of January 29, 2004 exchanging all of their shares for equal restricted shares on a one for one basis with EGPI, the Registrant.

      A name and symbol change for World Wide Connect, Inc. ("WWCT") to International Group Holdings, Inc. went into effect on April 5, 2004 to repeal previous erroneous actions taken and mistakes made affecting the proper exchange designated by the Registrant, EGPI, from occurring. The outstanding shares of IGHI were acquired by EGPI, the Registrant Energy Producers, Inc. (one share restricted EGPI was issued for every share held in IGHI) NOT reverse split on a 1 for 9 basis and exchanged for WWCT shares. The erroneous conversion of IGHI shares created a deficit of shares in DTC accounts held by certain market participants and shareholders owning IGHI shares, and further delayed the EGPI-IGHI exchange of shares.

      The name change of WWCT back to IGHI or International Group Holdings, Inc. occurred on the Other OTC market at the open on April 5, 2004. IGHI symbol was then immediately deleted to provide for the merger between the Registrant EGPI and IGHI that occurred.

      The registrant has notified its transfer agent, U.S. Stock Transfer Corporation, Glendale, California, to again proceed with the one for one restricted share exchange between EGPI and IGHI.

      Questions regarding the share exchange should be directed to Mr. Joe Vasquez at 754-204-4549.

       SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                       By:   /s/  Dennis R. Alexander
                                             ------------------------
                                                  Dennis R. Alexander
                                                  President
Date:  April 7, 2004